Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-173375

PROSPECTUS

PRANA BIOTECHNOLOGY LIMITED

16,674,400 ORDINARY SHARES
REPRESENTED BY 1,667,440 AMERICAN DEPOSITARY RECEIPTS

This prospectus relates to up to  1,667,440 American Depositary Receipts, or ADRs, of Prana Biotechnology Limited, each representing ten ordinary shares, that were sold in a private placement of our securities on March 22, 2011.  Of the  1,.667,440 ADRs offered hereby, 9,874,400 ordinary shares underlying 987,440 ADRs were issued to the selling shareholders and up to 6,800,000 ordinary shares underlying 680,000 ADRs are issuable upon the exercise of options issued to the selling shareholders .  Such ordinary shares and options were issued to the selling shareholders pursuant to subscription agreements, dated March 22, 2011, which are more fully described under the heading “Selling Shareholders. We are registering the ordinary shares underlying the ADRs for disposition by the selling shareholders pursuant to a commitment with the selling shareholders.  The registration of the ordinary shares underlying the ADRs does not necessarily mean that the selling shareholders or their transferees will offer or sell their ADRs.

We will not receive any additional proceeds from the sale by the selling shareholders of the ADRs offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus. We will receive the proceeds from the exercise of the options, if and when they are exercised.

The ADRs of Prana Biotechnology Limited are listed on the NASDAQ Capital Market under the symbol “PRAN.”  On April 20, 2011, the closing price of an ADR of Prana Biotechnology Limited on the NASDAQ Capital Market was US$2.50.

See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our American Depositary Receipts.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Prospectus dated April 21, 2011

This prospectus provides you with a general description of the shares the selling shareholders identified in this prospectus may offer. You should read both this prospectus together with the additional information described under the heading “Where You Can Best Find More Information; Incorporation of Certain Information by Reference.”

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date, and you should not assume that the information in this prospectus is accurate as of any other date.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act.  As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.  In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant.  We prepare our financial statements in Australian dollars and in accordance with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, which became effective for our company as of our fiscal year ended June 30, 2006.  In this prospectus, all references to “U.S. dollars” or “US$” are to the currency of the United States of America, and all references to “Australian dollars” or “A$” are to the currency of Australia.

In this prospectus, “we”, “us”, “our”, the “Company” and “Prana” refer to Prana Biotechnology Limited, an Australian company, and its subsidiaries, unless otherwise indicated.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements, which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “should,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

PRANA BIOTECHNOLOGY LIMITED

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 and began limited operations shortly thereafter.  Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain and the eye as the aging process progresses, initially focusing on Alzheimer’s disease.  Other potential applications for our therapies include Huntington’s disease, Parkinson’s disease, certain cancers, age-related macular degeneration, Motor Neuron disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease) and age-related cataracts.

Our registered office is located at Level 2, 369 Royal Parade, Parkville, Victoria 3052, Australia and our telephone number is 011-61-3-9824-8166.  Our principal executive office is located at Level 2, 369 Royal Parade, Parkville, Victoria 3052, Australia and our telephone number is 011-61-3-9349-4906.  Our address on the internet is www.pranabio.com.  The information in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

The Offering

ADRs offered	1,667,440 ADRs

NASDAQ Capital Market symbol	“PRAN”

Use of proceeds
We will not receive any proceeds from the disposition of the ADRs covered hereby. We will, however, receive the proceeds from the exercise of the options if and when they are exercised, which we will use for working capital and general corporate purposes.

Ordinary shares outstanding as of March 31, 2011	269,292,203 ordinary shares (excludes 6,800,000 shares issuable upon the exercise of the options).

Risk Factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 5 before buying the ADRs offered hereby.

RISK FACTORS

Investing in our American Depositary Shares involves a high degree of risk and uncertainty.  You should carefully consider the risks and uncertainties described below before investing in our American Depositary Shares.  Additional risks and uncertainties not presently known to us or that we believe to be immaterial may also adversely affect our business.  If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be harmed.  In that case, the daily price of our depositary shares could decline, and you could lose all or part of your investment.

Risks Related To Our Business

We have incurred operating losses and may not be profitable in the future; our plans to maintain and increase liquidity may not be successful; the report of our independent registered public accounting firm includes a going concern paragraph.

We have been unprofitable to date and expect to incur losses over the next several years as we expand our drug discovery and development programs and pre-clinical testing and as we conduct clinical trials of our product candidates.  Our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including:

•	the continued progress of our research and development programs;

•	the timing, scope, results and costs of pre-clinical studies and clinical trials;

•	the cost, timing and outcome of regulatory submissions and approvals;

•	determinations as to the commercial potential of our product candidates;

•	our ability to successfully expand our contract manufacturing services;

•	our ability to establish and maintain collaborative arrangements; and

•	the status and timing of competitive developments.

Our independent registered  accounting firm issued an opinion on our consolidated financial statements that states that the consolidated financial statements were prepared assuming we will continue as a going concern and further states that our recurring losses, stockholders’ deficit and inability to generate sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern for a further twelve months and, therefore, whether we will realize on our assets and extinguish our liabilities in the normal course of business and at the amounts stated in our financial statements.

We have recently secured the financing necessary to ensure we can continue as a going concern over the next twelve months. However, to continue to meet our longer term business objectives beyond the next twelve months, which would include advancement of our research and development programs, we will need to secure additional financing. We will also require additional funds to pursue regulatory clearances, defend our intellectual property rights, establish commercial scale manufacturing facilities, develop marketing and sales capabilities and fund operating expenses.  We intend to seek such additional funding through public or private financings and/or through licensing of our assets or strategic alliances or other arrangements with corporate partners. The global economic climate could adversely impact our ability to obtain such funding, license our assets or enter into alliances or other arrangements with corporate partners.  Any shortfall in funding could result in our having to curtail or cease our operations, including our research and development activities, which would be expected to have a material adverse effect on our business, financial condition and results of operations.

We are a development stage company at an early stage in the development of pharmaceutical products and our success is uncertain.

We are a development stage company at an early stage in the development of our pharmaceutical products which are designed to treat the underlying causes of degeneration of the brain and the eye as the aging process progresses.  We have not sufficiently advanced the development of any of our products, including our current lead product candidate, PBT2, to market or generate revenues from their commercial application.  Our current or any future product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

We may experience delays in our clinical trials that could adversely affect our business and operations.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all.  Our ability to commence and complete clinical trials may be delayed by many factors, including:

•	government or regulatory delays, including delays in obtaining approvals from applicable hospital ethics committees and internal review boards;

•	slower than expected patient recruitment;

•	our inability to manufacture sufficient quantities of our new proprietary compound or our other product candidates or matching controls;

•	unforeseen safety issues; and

•	lack of efficacy or unacceptable toxicity during the clinical trials.

Patient enrollment is a function of, among other things, the nature of the clinical trial protocol, the existence of competing protocols, the size and longevity of the target patient population, and the availability of patients who comply with the eligibility criteria for the clinical trial.  Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials.  Moreover, we rely on third parties to assist us in managing and monitoring clinical trials.  Any failure by these third parties to perform under their agreements with us may cause the trials to be delayed or result in a failure to complete the trials.

Product development costs to our collaborators and us will increase if we have delays in testing or approvals or if we need to perform more, larger or more complex clinical trials than planned.  Significant delays could have a material adverse effect on the commercial prospects of our product candidates and our business, financial condition and results of operations.

We have a history of operating losses and may not achieve or maintain profitability in the future.

We have incurred losses in every period since we began operations in 1997.  We expect to continue to incur additional operating losses over at least the next several years and to increase our cumulative losses substantially as we expand our research and development and pre-clinical activities and commence additional clinical trials of PBT2.  We reported net losses of A$4,906,922, A$7,522,789 and A$13,560,678 during the fiscal years ended June 30, 2010, 2009 and 2008, respectively.  As of December 31, 2010, our accumulated deficit was A$82,306,520.  We may never be able to achieve or maintain profitability.

There is a substantial risk that we may not be able to complete the development of PBT2 or develop other pharmaceutical products.

We may not be able to progress with the development of our current or any future pharmaceutical product candidates to a stage that will attract a suitable collaborative partner for the development of any current or future pharmaceutical product candidates.  The projects initially specified in connection with any such collaboration and any associated funding may change or be discontinued as a result of changing interests of either the collaborator or us, and any such change may change the budget for the projects under the collaboration.  Additionally, our research may not lead to the discovery of additional product candidates, and any of our current and future product candidates may not be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards and receive regulatory approval, be capable of being produced in commercial quantities at reasonable costs, or be successfully or profitably marketed, either by us or a collaborative partner. The products we develop may not be able to penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients and third-party payers.  We cannot predict if or when the development of PBT2 or any future pharmaceutical product will be completed or commercialized, whether funded by us, as part of a collaboration or through a grant.

If we do not obtain the necessary governmental approvals, we will be unable to commercialize our pharmaceutical products.

Our ongoing research and development activities are, and the production and marketing of our pharmaceutical product candidates derived from such activities will be, subject to regulation by numerous governmental authorities in Australia, principally the Therapeutics Goods Administration, or TGA; the Food and Drug Administration, or FDA, in the United States; the Medicines and Healthcare products Regulatory Agency, or MHRA, in the United Kingdom; the Medical Products Agency, or MPA, in Sweden; and the European Medicines Agency, or EMEA.  Prior to marketing, any therapeutic product developed must undergo rigorous pre-clinical testing and clinical trials, as well as an extensive regulatory approval process mandated by the TGA and, to the extent that any of our pharmaceutical products under development are marketed abroad, by foreign regulatory agencies, including the FDA in the United States and the MHRA in the United Kingdom.  These processes can take many years and require the expenditure of substantial resources.  Governmental agencies may not grant regulatory approval due to matters arising from pre-clinical animal toxicology, safety pharmacology, drug formulation and purity, clinical side effects or patient risk profiles, or medical contraindications.  Failure or delay in obtaining regulatory approvals would adversely affect the development and commercialization of our pharmaceutical product candidates.  We may not be able to obtain the clearances and approvals necessary for clinical testing or for manufacturing and marketing our pharmaceutical product candidates.

We will not be able to commercialize our PBT2 therapeutic compound for Alzheimer’s disease or any future product candidates if we fail to adequately demonstrate their safety, efficacy and superiority over existing therapies.

Before obtaining regulatory approvals for the commercial sale of any of our pharmaceutical products, we must demonstrate through pre-clinical testing and clinical studies that our PBT2 product candidate is safe and effective for use in humans for each target indication.  Conducting pre-clinical testing and clinical studies is an expensive, protracted and time-consuming process.  Likewise, results from early clinical trials may not be predictive of results obtained in large-scale, later-stage clinical testing.  In addition, even though a potential drug product shows promising results in clinical trials, regulatory authorities may not grant the necessary approvals without sufficient safety and efficacy data.

We may not be able to undertake further clinical trials of our PBT2 compound as a therapeutic compound for Alzheimer’s disease or other indications and any future product candidate (including one that may emerge from our vaccine program), or to demonstrate the safety and efficacy or superiority of any of these product candidates over existing therapies or other therapies under development, or enter into any collaborative arrangement to commercialize our current or future product candidates on terms acceptable to us, or at all.  For example, in April 2005, we ceased clinical trials of our PBT1 compound as a treatment for Alzheimer’s disease.  Clinical trial results that show insufficient safety and efficacy could have a material adverse effect on our business, financial condition and results of operations.

We may need to prioritize the development of our most promising candidates at the expense of the development of other products.

We may need to prioritize the allocation of development resources and/or funds towards what we believe to be our most promising product or products.  The nature of the drug development process is such that there is a constant availability of new information and data which could positively or adversely affect a product in development.  We cannot predict how such new information and data may impact in the future the prioritization of the development of our current or future product candidates or that any of our products, regardless of its development stage or the investment of time and funds in its development, will continue to be funded or developed.

Our research and development efforts will be seriously jeopardized if we are unable to retain key personnel and cultivate key academic and scientific collaborations.

Our future success depends to a large extent on the continued services of our senior management and key scientific personnel.  We have entered into employment or consultancy agreements with these individuals.  The loss of their services could negatively affect our business.  Our success is highly dependent on the continued contributions of our scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists.  Competition among biotechnology and pharmaceutical companies for qualified employees is intense, and we may not be able to continue to attract and retain qualified scientific and management personnel critical to our success.  We also have relationships with leading academic and scientific collaborators who conduct research at our request or assist us in formulating our research and development strategies.  These academic and scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us.  In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to ours.

If we are unable to successfully keep pace with technological change or with the advances of our competitors, our technology and products may become obsolete or non-competitive.

The biotechnology and pharmaceutical industries are subject to rapid and significant technological change.  Our competitors in Australia and elsewhere are numerous and include major pharmaceutical companies, biotechnology firms, universities and other research institutions.  These competitors may develop technologies and products that are more effective than any that we are developing, or which would render our technology and products obsolete or non-competitive.  Many of these competitors have greater financial and technical resources and manufacturing and marketing capabilities than we do.  In addition, many of our competitors have much more experience than we do in pre-clinical testing and human clinical trials of new or improved drugs, as well as in obtaining FDA, TGA, MHRA, MPA, EMEA and other regulatory approvals.

We know that competitors are developing or manufacturing various technologies or products for the treatment of diseases that we have targeted for product development.  Some of these competitive products use therapeutic approaches that compete directly with our PBT2 product candidate.  Our ability to further develop our products may be adversely affected if any of our competitors were to succeed in obtaining regulatory approval for their competitive products sooner than us.

Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will negatively impact our business and operations.

Our current or future products may not achieve market acceptance even if they are approved by the TGA, FDA or any other regulatory authority.  The degree of market acceptance of such products will depend on a number of factors, including:

•	the receipt and timing of regulatory approvals for the uses that we are studying;

•
the establishment and demonstration to the medical community of the safety, clinical efficacy and cost-effectiveness of our product candidates and their potential advantages over existing therapeutics and technologies; and

•	the pricing and reimbursement policies of governments and third-party payors.

Physicians, patients, payors or the medical community in general may be unwilling to accept, use or recommend any of our products.

Our success depends upon our ability to protect our intellectual property and our proprietary technology.

Any future success will depend in large part on whether we can:

•	obtain and maintain patents to protect our own products and technologies;

•	obtain licenses to the patented technologies of third parties;

•	operate without infringing on the proprietary rights of third parties; and

•	protect our trade secrets, know-how and other confidential information.

Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions.  Accordingly, the availability and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted.  Any of the pending or future patent applications filed by us or on our behalf may not be approved, or we may not develop additional proprietary products or processes that are patentable or that we will be able to license any other patentable products or processes.

Our commercial success will also depend, in part, on our ability to avoid infringement of patents issued to others.  If a court determines that we were infringing any third party patents, we could be required to pay damages, alter our products or processes, obtain licenses or cease certain activities.  Licenses required under patents held by third parties may not be made available on terms acceptable to us or at all.  To the extent that we are unable to obtain such licenses, we could be foreclosed from the development, export, manufacture or commercialization of the product requiring such license or encounter delays in product introductions while we attempt to design around such patents, and any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

We may have to resort to litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights.  We may have to defend the validity of our patents in order to protect or enforce our rights against a third party.  Third parties may in the future assert against us infringement claims or claims that we have infringed a patent, copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could negatively affect our profitability.  While defending our patents, the scope of the claim may be reduced in breadth and inventorship of the claimed subject matter, and proprietary interests in the claimed subject matter may be altered or reduced.  Any such litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such proceedings could prevent us from developing, manufacturing or commercializing our products and could have a material adverse effect on our business, financial condition and results of operations.

We have limited manufacturing experience with our product candidates.  Delays in manufacturing sufficient quantities of such materials to the required standards for pre-clinical and clinical trials may negatively impact our business and operations.

We may not be able to manufacture sufficient quantities of PBT2 or any other development or product candidates in a cost-effective or timely manner.  Manufacturing includes the production, formulation and stability testing of an active pharmaceutical ingredient and its formulation into pharmaceutical products, such as capsules or tablets.  Any delays in production would delay our pre-clinical and human clinical trials, which could have a material adverse effect on our business, financial condition and operations.

We may be required to enter into contracting arrangements with third parties to manufacture PBT2 and any other development or product candidates for large-scale, pre-clinical and/or clinical trials.  We may not be able to make the transition from laboratory-scale to development-scale or from development-scale to commercial production.  We may need to develop additional manufacturing resources, enter into collaborative arrangements with other parties who have established manufacturing capabilities, or have third parties manufacture our products on a contract basis.  We may not have access on acceptable terms to the necessary and substantial financing that would be required to scale-up production and develop effective commercial manufacturing processes and technologies.  We may not be able to enter into collaborative or contracting arrangements on acceptable terms with parties that will meet our requirements for quality, quantity and timeliness.

We expect that we will be required to design and develop new synthetic pathways for most, if not all, of the products that we currently intend to develop or may develop in the future.  We can not predict the success of such efforts, the purity of the products that may be obtained or the nature of the impurities that may result from such efforts.  If we are not able to obtain an acceptable purity for any product candidate or an acceptable impurity profile, pre-clinical and clinical trials would be delayed, which could have a material adverse effect on the priority of the development of our product candidates, our business, financial condition and results of operations.

We are dependent upon a sole manufacturer of our lead compound, PBT2, and on a sole manufacturer to encapsulate the compound and could incur significant costs and delays if we are unable to promptly find a replacement for either of them.

We typically rely on a single manufacturer to develop Good Manufacturing Practice (GMP) synthetic processes for our lead compounds.  Our lead compound, PBT2, was manufactured by the Institute of Drug Technology Australia Limited until early 2008.  During late 2008, we transferred our PBT2 drug substance manufacturing process technology to Dr. Reddy’s Laboratories Limited based in Hyderabad, India to enable future and efficient large scale manufacture of PBT2 for any future prospective large scale clinical trial.  We also rely on a sole manufacturer, Patheon Inc., to encapsulate PBT2.  We intend to continue this approach, subject to ongoing appraisal of our manufacturing needs and financial position.  We may not be able to promptly find a replacement manufacturer, if required, without incurring material additional costs and substantial delays.

The failure to establish sales, marketing and distribution capability would materially impair our ability to successfully market and sell our pharmaceutical products.

We currently have no experience in marketing, sales or distribution of pharmaceutical products.  If we develop any commercially marketable pharmaceutical products and decide to perform our own sales and marketing activities, we will require additional management, will need to hire sales and marketing personnel and will require additional capital.  Qualified personnel may not be available in adequate numbers or at a reasonable cost.  Further, additional financing may not be available on acceptable terms, or at all, and our sales staff may not achieve success in their marketing efforts.  Alternatively, we may be required to enter into marketing arrangements with other parties who have established appropriate marketing, sales and distribution capabilities.  We may not be able to enter into marketing arrangements with any marketing partner, or if such arrangements are established, our marketing partners may not be able to commercialize our products successfully.  Other companies offering similar or substitute products may have well-established and well-funded marketing and sales operations in place that will allow them to market their products more successfully.  Failure to establish sufficient marketing capabilities would materially impair our ability to successfully market and sell our pharmaceutical products.

If healthcare insurers and other organizations do not pay for our products, or impose limits on reimbursement, our future business may suffer.

The drugs we hope to develop may be rejected by the marketplace due to many factors, including cost.  The continuing efforts of governments, insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce healthcare costs may affect our future revenues and profitability and those of our potential customers, suppliers and collaborative partners, as well as the availability of capital.  In Australia and certain foreign markets, the pricing or profitability of prescription pharmaceuticals is already subject to government control.  We expect initiatives for similar government control at both the state and federal level to continue in the United States and elsewhere.  The adoption of any such legislative or regulatory proposals could have a material adverse effect on our business and prospects.

Our ability to commercially exploit our products successfully will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations.  Third-party payors, such as government and private health insurers, are increasingly challenging the price of medical products and services.  Uncertainty exists as to the reimbursement status of newly approved health care products and in foreign markets, including the United States.  If third-party coverage is not available to patients for any of the products we develop, alone or with collaborators, the market acceptance of these products may be reduced, which may adversely affect our future revenues and profitability.  In addition, cost containment legislation and reductions in government insurance programs may result in lower prices for our products and could materially adversely affect our ability to operate profitably.

We may be exposed to product liability claims, which could harm our business.

The testing, marketing and sale of human health care products also entails an inherent risk of product liability.  We may incur substantial liabilities or be required to limit development or commercialization of our products if we cannot successfully defend ourselves against product liability claims.  We have historically obtained no fault compensation insurance for our clinical trials and intend to obtain similar coverage for future clinical trials. Such coverage may not be available in the future on acceptable terms, or at all.  This may result in our inability to pursue further clinical trials or to obtain adequate protection in the event of a successful claim.  We may not be able to obtain product liability insurance in the event of the commercialization of a product or such insurance may not be available on commercially reasonable terms.  Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time, attention and financial resources to those matters.

We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADRs.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, governing internal control and procedures for financial reporting, which started in connection with our Annual Report on Form 20-F for the year ended June 30, 2008, have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADRs.

Risks Relating to Our Securities

Our stock price may be volatile and the U.S. trading market for our American Depositary Shares is limited.

The market price for our securities, like that of the securities of other pharmaceutical and biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future.  During the last two fiscal years, the market price for our ordinary shares on the Australian Stock Exchange has ranged from as low as A$0.12 to a high of A$0.53 and the market price of our American Depositary Shares on the NASDAQ Capital Market has ranged from as low as US$1.00 to a high of US$5.06.  The market price for our securities has been affected by both broad market developments and announcements relating to actual or potential developments concerning products under development.  We believe that the following factors, in addition to other risk factors described above and elsewhere in this annual report, will continue to significantly affect the market price of our ordinary shares:

•	the results of pre-clinical testing and clinical trials by us and our competitors;

•	developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

•	announcements of technological innovations or new commercial products by us and our competitors;

•	determinations regarding our patent applications, patents and those of others;

•	publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

•	proposed governmental regulations and developments in Australia, the United States and elsewhere;

•	litigation;

•	economic and other external factors; and

•	period-to-period fluctuations in our operating results.

In addition, stock markets have experienced extreme price and volume fluctuations.  These fluctuations have especially affected the stock market price of many high technology and healthcare related companies, including pharmaceutical and biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies.  Market fluctuations, as well as general political and economic conditions, such as a recession, interest rate or currency rate fluctuations, could adversely affect the market price of our securities.

Your ownership interest in our company may be diluted as a result of additional financings.

We may seek to raise funds from time to time in public or private issuances of equity, and such financings may take place in the near future or over the longer term.  In March 2011 we issued 27,200,000 ordinary shares and options to purchase an additional 6,800,000 ordinary shares in a private placement. We intend to seek shareholder approval to issue additional ordinary in future financings to facilitate the funding of a Phase IIb clinical trial for PBT2 in patients with Alzheimer’s disease.  Any such financing may dilute the relative holdings of our current shareholders.

There is a substantial risk that we are a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ADRs who are U.S. residents face income tax risks.  There is a substantial risk that we are a passive foreign investment company, commonly referred to as PFIC.  Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ADRs and would likely cause a reduction in the value of such ADRs.  For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income.  For this purpose, cash is considered to be an asset that produces passive income.  As a result of our substantial cash position and the decline in the value of our stock, we believe that we became a PFIC during the taxable year ended June 30, 2005, and once again qualified as a PFIC during each of the last five fiscal years, under a literal application of the asset test described above, which looks solely to market value.  We believe that we will once again qualify as a PFIC during the taxable year ended June 30, 2011.  If we are classified as a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning ADRs.  Accordingly, you are urged to consult your tax advisors regarding the application of such rules.  United States residents should carefully read “Item 10.E. Additional Information - Taxation, United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ADRs.

We do not anticipate paying dividends on our ordinary shares.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future.  The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

Risks Relating to our Location in Australia

It may be difficult to enforce a judgment in the United States against us and our officers and directors or to assert U.S. securities laws claims in Australia or serve process on our officers and directors.

We are incorporated in Australia.  All of our executive officers and directors are nonresidents of the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Australian court against us or any of those persons or to effect service of process upon these persons in the United States.  Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Australia.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Listing Rules.  As an Australian company listed on the NASDAQ Capital Market, we may follow home country practice with regard to, among other things, the composition of the board of directors, director nomination process, compensation of officers and quorum at shareholders’ meetings.  In addition, we may follow Australian law instead of the NASDAQ Listing Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

CAPITALIZATION

The table below sets forth the capitalization of our company as of December 31, 2010 on an actual basis and on an as adjusted basis to give effect to the issuance of  27,200,000 ordinary shares in March 2011.

	As of December 31, 2010
	Actual	As Adjusted
Ordinary Shares, no par value, 242,037,203 shares issued and outstanding, actual; 269,292,203 shares issued and outstanding, as adjusted (1)	242,037,203	269,292,203
Issued and unissued capital	76,441,240	82,561,240
Reserves	8,414,240	8,414,240
Accumulated deficit	(82,306,520)	(82,306,520)
Total shareholders’ equity	2,548,960	8,668,96
___________________________________

(1)	The number of shares issued and outstanding excludes:

•	an aggregate 680,000 ADRs, or 6,800,000 ordinary shares, issuable upon exercise of four-year options issued to the selling shareholders; and

•	ordinary shares issuable upon the exercise of options:

➢
options to purchase 341,865 ordinary shares, exercisable for nil consideration on or before December 31, 2011 if the price of our ordinary shares has achieved and maintained a minimum value of A$0.50 for five consecutive trading days;

➢	options to purchase 10,000,000 ordinary shares, exercisable at an exercise price of A$0.15 on or September 11, 2013;

➢
options to purchase 2,270,690 ordinary shares, exercisable for no consideration on or before August 7, 2014 if the price of our ordinary shares has achieved and maintained a minimum value of A$0.40 for five consecutive trading days; and

➢	options to purchase 3,500,000 ordinary shares, exercisable at an exercise price of A$0.30 on or before September 23, 2012.

•	380,000 ADRs issuable upon the exercise of options at an exercise price of US$5.00 per ADR on or before December 17, 2012.

REASONS FOR THE OFFER AND USE OF PROCEEDS

This prospectus relates to the disposition by the selling shareholders of up to 1,667,440 of our ADRs (each representing ten ordinary shares).  We are registering the ordinary shares for disposition by the selling shareholders pursuant to a commitment with the selling shareholders.  We will not receive any of the proceeds from the disposition by the selling shareholder of the ADRs.

MARKET PRICE DATA

Australian Stock Exchange

Our ordinary shares have traded on the Australian Securities Exchange, or ASX, since our initial public offering on March 29, 2000.  The following tables set forth, for the periods indicated, the high and low market quotations for our ordinary shares, as quoted on the ASX.

	Per Ordinary Share (A$)
	High	Low
Fiscal Year Ended June 30,
2006	0.30	0.15
2007	0.80	0.18
2008	0.70	0.23
2009	0.69	0.12
2010	0.25	0.12

Fiscal Year Ended June 30, 2009:
First Quarter	0.53	0.38
Second Quarter	0.50	0.28
Third Quarter	0.38	0.15
Fourth Quarter	0.22	0.12

Fiscal Year Ended June 30, 2010:
First Quarter	0.25	0.14
Second Quarter	0.24	0.14
Third Quarter	0.17	0.12
Fourth Quarter	0.22	0.12

Fiscal Year Ending June 30, 2011:
First Quarter	0.17	0.12
Second Quarter	0.16	0.12
Third Quarter

Month Ended:
October 2010	0.14	0.12
November 2010	0.16	0.12
December 2010	0.14	0.12
January 2011	0.15	0.11
February 2011	0.22	0.12
March 2011	0.38	0.14

NASDAQ Capital Market

Since September 5, 2002 our Level II ADRs have traded on the NASDAQ Capital Market under the symbol “PRAN.”  The following table sets forth, for the periods indicated, the high ask and low bid prices of our Level II ADRs on the NASDAQ Capital Market:

	Per ADR (US$)
	High	Low
Fiscal Year Ended June 30,
2006	2.40	1.20
2007	4.35	1.21
2008	6.73	2.06
2009	5.70	1.00
2010	3.35	1.02

Fiscal Year Ended June 30, 2009:
First Quarter	5.70	3.20
Second Quarter	3.50	1.30
Third Quarter	3.11	1.00
Fourth Quarter	1.75	1.14

Fiscal Year Ended June 30, 2010:
First Quarter	2.17	1.05
Second Quarter	1.89	1.13
Third Quarter	1.60	1.02
Fourth Quarter	3.35	1.09

Fiscal Year Ending June 30, 2011:
First Quarter	1.38	1.09
Second Quarter	1.68	1.13
Third Quarter

Month Ended:
October 2010	1.50	1.13
November 2010	1.68	1.21
December 2010	1.44	1.18
January 2011	1.62	1.23
February 2011	2.35	1.25
March 2011	4.50	1.30

SELLING SHAREHOLDERS

The registration statement of which this prospectus forms a part covers the resale of up to 1,667,440 ADRs, each representing ten ordinary shares, which were issued to Tang Capital Partners LP,  Empery Asset Master, LTD., Hartz Capital Investments, LLC, or the Investors.  On March 22, 2011, we entered into a placement confirmation letter with each of the Investors, or the Agreements, under which we raised an aggregate A$6,120,000 before costs (approximately A$ 5,752,800 million net of costs of A$ 367,200) in a private placement of 27,200,000 of our ordinary shares and options to purchase 6,800,000 ordinary shares to the Investors.

The ordinary shares and  options were issued to the investors in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, including the provisions of Regulation D promulgated thereunder.

As part of the private placement, we undertook to file a registration statement with the SEC to register the resale of the ordinary shares issued to the investors and the ordinary shares issuable upon exercise of the options and to maintain a registration statement in effect in order to allow the investors to freely sell these shares. We also undertook to pay liquidated damages if, among others, such registration statement is not declared effective within a specified period.

We are registering the ordinary shares in order to permit the selling shareholders to dispose of the shares from time to time. Except as indicated below, to our knowledge, none of the selling shareholders is a director, officer or consultant of ours or holder of 10% or more of our shares, or a broker-dealer or an affiliate of a broker-dealer. The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. Because the selling shareholders may sell all, some or no portion of the ordinary shares beneficially owed by them, we cannot estimate either the number or percentage of ordinary shares that will be beneficially owned by the selling shareholders following this prospectus. We believe that the selling shareholders have sole voting and investment powers over their ordinary shares, except as indicated below.

The following table lists the selling shareholders and other information regarding the beneficial ownership of our ordinary shares by each of the selling shareholders as of August 9, 2007. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder, based on each selling shareholder’s ownership of ordinary shares and warrants, assuming full exercise of the warrants held by each selling shareholder on that date, without regard to any limitations on exercise.

The table below lists certain information with respect to the selling shareholders regarding their beneficial ownership of the ordinary shares underlying the ADRs.  The information in this table is based on 269,292,203 ordinary shares outstanding as of March 31, 2011.  The second and third columns list the number and percentage of ordinary shares beneficially owned by the selling shareholder, based on the selling shareholder’s ownership of ordinary shares as of such date.  The fourth column lists the number of ordinary shares underlying the ADRs which may be offered by this prospectus by the selling shareholder.  The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the selling shareholder pursuant to this prospectus.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering		Percentage of Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of Ordinary Shares Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After Offering
Tang Capital Partners, LP(1)	7,751,616	(4)	2.8%	7,751,616	-	-
Empery Asset Master, LTD(2)	3,787,644	(5)	1.4%	3,787,644	-	-
Hartz Capital Investments LLC(3)	5,135,140	(5)	1.9%	5,135,140	-	-
______________________

(1)
Kevin C. Tang is the sole manager of Tang Capital Management, LLC, which is the general partner of Tang Capital Partners, LP. Mr. Tang shares voting and dispositive power over securities with Tang Capital Partners, LP and Tang Capital Management, LLC and therefore may be deemed to be the beneficial owner of these shares. Mr. Tang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2)
Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr.Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(3)
Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC ("HCI"), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(4)	Includes options to purchase an aggregate 3,400,000 of our ordinary shares.

(5)	Includes options to purchase an aggregate 1,700,000 of our ordinary shares.

OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

We are registering the ordinary shares to permit the resale of the ADRs by selling shareholders from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholder of the ordinary shares.  We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders including their donees, pledgees, transferees or other successors-in-interest selling ADRs or interests in ADRs received after the date of this prospectus from as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ADRs or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales entered into after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ADRs owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the ADRs, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus.  The selling shareholders also may transfer the ADRs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ADRs or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADRs or the related common stock in the course of hedging the positions they assume.  The selling shareholders may also sell shares of our ADRs or the ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ADRs or the ordinary shares to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the ADRs offered by this prospectus, which ADRs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the ADRs offered by them will be the purchase price of the ADRs less discounts or commissions, if any.  The selling shareholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ADRs to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of their ADRs in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any broker-dealers or agents that participate in the sale of the ADRs or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  If  the selling shareholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ADRs to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents or dealers, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ADRs may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the ADRs may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of ADRs in the market and to the activities of the selling shareholder and its affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ADRs against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ADRs offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement, of which this prospectus forms a part, effective until the greater of (1) six months or (2) the date on which the ADRs may be sold without limitation pursuant to Rule 144 of the Securities Act.

EXPENSES ASSOCIATED WITH THE REGISTRATION

We have agreed to bear all expenses relating to the registration of the ADRs registered pursuant to the registration statement of which this prospectus is a part.  We estimate these aggregate expenses to be approximately US$209,000, which include the following categories of expenses:

SEC registration fee	$472.36
EDGAR fees	550.00
Legal fees and expenses	28,457.48
Accounting fees and expenses	12,299.84
Depositary fees and expenses	165,000.00
Miscellaneous expenses	2,220.32
Total Expenses	$209,000.00

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Australia has largely abolished exchange controls on investment transactions.  The Australian dollar is freely convertible into U.S. dollars.  In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital, or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transactions, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer.  These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any foreign person, together with associates, is prohibited from acquiring 15% or more of the shares in any company having total assets of A$231 million or more.  In addition, a foreign person may not acquire shares in a company having total assets of A$1,055 million or more if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time.  Under the current Australian foreign investment policy, however, it is unlikely that the Treasurer would make such an order where the level of foreign ownership exceeds 40% in the ordinary course of trading, unless the Treasurer finds that the acquisition is contrary to the national interest.  The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADRs.  At present, we do not have total assets of A$231million.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act.  In such event, we would be required to obtain the approval of the Treasurer for our company, together with our associates, to acquire (i) more than 15% of an Australian company or business with assets totaling over A$50,000,000; or (ii) any direct or indirect ownership interest in Australian residential real estate.

The percentage of foreign ownership in our company would also be included in determining the foreign ownership of any Australian company or business in which it may choose to invest.  Since we have no current plans for any such acquisitions and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires the transfer of shares in our company to be made in writing.  No stamp duty will be payable in Australia on the transfer of ADRs.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters in connection with the registration hereunder of the ordinary shares underlying the ADRs with respect to Australian law will be passed upon for us by Quinert Rodda & Associates, Melbourne, Australia, our Australian counsel.  Certain legal matters in connection with this offering relating to United States law will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York.

MATERIAL CHANGES

Except as described above or otherwise described in our Annual Report on Form 20-F for the fiscal year ended June 30, 2010 and in our Form 6-Ks furnished to the Securities and Exchange Commission, no reportable material changes have occurred since June 30, 2010.

WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form F-3, Registration No. 333-173375, which we filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933.  As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto.  For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto.  You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed.  Each such statement is qualified in its entirety by such reference.

We file annual and special reports and other information with the SEC (Commission File Number 000-49843).  These filings contain important information which does not appear in this prospectus.  For further information about us, you may read without charge and copy at prescribed rates these filings at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or by visiting the SEC’s website at http://www.sec.gov, , and may obtain copies of our filings from the public reference room by calling (202) 551-8090.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or furnished, or will file or furnish, with the SEC.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file or submit to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2010;

•	Our Reports on Form 6-K filed with or furnished to the SEC on November 29, 2010, December 3, 2010, December 22, 2010, January 4, 2011, March 24, 2011 and March 31, 2011; and

•	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2009.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Prana Biotechnology Limited, Level 2, 369 Royal Parade, Parkville, Victoria 3052 Australia Attn.: Richard Revelins, Chief Financial Officer and Secretary, telephone number +61-3-9349-4906. You may also obtain information about us by visiting our website at http://www.pranabio.com.  Information contained in our website is not part of this prospectus.

We are an Australian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  Since November 4, 2002, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Australian experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of such directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith.  We have not given consent for this agent to accept service of process in connection with any other claim.

PRANA BIOTECHNOLOGY LIMITED

16,674,400 ORDINARY SHARES
REPRESENTED BY 1,667,400 AMERICAN DEPOSITARY RECEIPTS

____________________________

PROSPECTUS

____________________________

You should rely only on the information incorporated by reference or provided in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

April 21, 2011